Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Record Quarterly Results
Raises 2015 Adjusted Earnings Outlook Range to $5.60 to $5.90 Per Share
Dallas, April 16, 2015: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2015 adjusted earnings per share of $1.72 versus $1.28 in the prior quarter.
First quarter 2015 financial highlights:

•
Aligned along two value drivers: Materials Solutions, which includes the Advanced Engineered Materials and Consumer Specialties segments, and the Acetyl Chain, which includes the Acetyl Intermediates and Industrial Specialties segments

•	Achieved record adjusted earnings of $1.72 per share, up 34 percent from the prior quarter and 29 percent from the prior year quarter

•
Expanded adjusted EBIT margin to 24.1 percent, a quarterly record and an increase of more than 600 basis points from the prior quarter and prior year, driven by strong commercial performance in both Materials Solutions and the Acetyl Chain

•	Implemented incremental productivity programs that are expected to deliver $50 million in annualized cost reductions. Aggregate 2015 productivity savings expected to be in excess of $100 million

•	Generated record first quarter adjusted free cash flow of $181 million driven by strong earnings

•	Achieved GAAP earnings of $1.53 per share compared to a loss of $0.54 per share in the prior quarter and earnings of $1.25 per share in the prior year quarter

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)
	(In $ millions)
Net Sales
Advanced Engineered Materials	343	331	373
Consumer Specialties	227	278	302
Total Materials Solutions	570	609	675
Industrial Specialties	282	265	312
Acetyl Intermediates	713	814	841
Eliminations	(87)	(97)	(92)
Total Acetyl Chain	908	982	1,061
Other Activities	—	—	—
Intersegment eliminations	(28)	(32)	(31)
Total	1,450	1,559	1,705

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss) Attributable to Celanese Corporation(1)
Advanced Engineered Materials	59	57	57
Consumer Specialties	62	104	99
Total Materials Solutions	121	161	156
Industrial Specialties	29	16	20
Acetyl Intermediates	133	146	98
Total Acetyl Chain	162	162	118
Other Activities	(24)	(376)	(30)
Total	259	(53)	244
Net earnings (loss)	234	(85)	195
Adjusted EBIT / Total segment income(1)	350	282	302
Operating EBITDA(1)	417	354	375
Diluted EPS - continuing operations	$1.53	$(0.54)	$1.25
Diluted EPS - total	$1.53	$(0.55)	$1.25
Adjusted EPS(1)	$1.72	$1.28	$1.33
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

"I am really pleased to report record quarterly adjusted earnings of $1.72 per share, 34 percent higher than the prior quarter and 29 percent higher than the prior year. Our global teams drove record segment income margin of 24.1 percent on strong commercial performance in both Materials Solutions and the Acetyl Chain. Company-wide productivity initiatives also contributed as we expanded segment income margin by more than 600 basis points sequentially and year-over-year despite an uncertain macroeconomic environment and volatile currency markets. Adjusted free cash flow was also a first quarter record at $181 million," said Mark Rohr, chairman and chief executive officer.
"We are also aligning the company around two value drivers, Materials Solutions and the Acetyl Chain, based on how each one delivers value. In Materials Solutions, we derive value from a combination of chemistry and applications that are based on deep customer relationships and insight. In the Acetyl Chain, we create value based on technology, our global production network and a deep understanding of global trade flows. We believe this alignment provides Celanese with an operating model that increases clarity and focus and will yield more improved commercial results going forward," said Rohr.
First Quarter Business Segment Overview

Materials Solutions
Core income in Materials Solutions was $196 million on net sales of $570 million. Core income margin was 34.4 percent, up 580 basis points sequentially and 310 basis points year-over-year.
Advanced Engineered Materials
In the first quarter, Advanced Engineered Materials generated record segment income of $104 million realizing a margin of 30.3 percent, an 11 percentage point increase from the previous quarter. Our success continues to be driven by our ability to work closely with customers and develop innovative solutions that leverage our broad and differentiated polymer portfolio. During the quarter, the business completed and launched 300 projects which includes both new products and new applications. Volume grew 6 percent sequentially, mainly on higher volume in several European end-uses, particularly in autos. Volume also increased sequentially in North American autos. Global auto builds increased by approximately 1 percent sequentially, with North America up by approximately 1 percent and Germany up by approximately 7 percent. Pricing increased 2 percent sequentially primarily driven by auto and medical applications in the Americas, industrial applications in Europe and electronics in Asia. Currency was a 4 percent headwind to net sales, but its profit impact was more than offset by productivity initiatives and lower sequential raw material costs, primarily in ethylene and methanol.
Consumer Specialties
First quarter segment income margin in Consumer Specialties was 40.5 percent, a 90 basis point increase from the prior quarter driven by productivity efforts and lower raw material costs. Segment income decreased $18 million to $92 million on 16 percent lower sequential volume due to anticipated customer de-stocking in acetate tow during the quarter. Pricing decreased 2 percent sequentially primarily due to 2 percent lower acetate tow pricing. Pricing was also impacted by a legacy acetate flake contract. Dividends from the cellulose derivatives ventures were $28 million.

Acetyl Chain
Core income in the Acetyl Chain was $167 million on revenue of $908 million. Core income margin was 18.4 percent, up 370 basis points sequentially and 750 basis points year-over-year. These strong results were driven by the company's unique commercial flexibility to derive value across the entire acetyl industry chain and respond to prevailing industry conditions. Sequentially volume increased 5 percent primarily driven by solid European demand for our emulsion polymers and Asian demand for EVA polymers. Although pricing was 10 percent lower in the quarter, it remained high enough to drive margin expansion as raw material costs were almost $100 million lower sequentially. Currency was a 4 percent headwind to net sales, but the profit impact of currency was more than offset by focused spending and productivity programs along with lower energy costs which contributed to margin expansion. As a result, Acetyl Intermediates and Industrial Specialties increased segment income margins sequentially by 240 basis points and 800 basis points, respectively.
Cash Flow
The company generated operating cash flow of $270 million and adjusted free cash flow of $181 million in the first quarter, which were both first quarter records, driven by strong earnings. Net capital expenditures were $82 million in the quarter. Cash on hand increased $71 million to $851 million. The company ended the quarter with net debt of $1.8 billion, $155 million lower than at December 31, 2014.
Outlook
"We started this year with significant headwinds at the macro level, like an uncertain macroeconomic environment and volatile currency markets, and at the Celanese level, like the methanol transition and tow inventory de-stocking. However, our ability in the first quarter to offset these headwinds through strong commercial performance in both Materials Solutions and the Acetyl Chain as well as Celanese-specific productivity initiatives gives us confidence that we can overcome these headwinds," said Rohr. "As a result, we are increasing our outlook for adjusted earnings to a range of $5.60 to $5.90 per share for 2015."
The company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on April 16, 2015. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Reconciliation of Non-US GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2014 net sales of $6.8 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Presentation
This release presents the company’s business segments in two subtotals, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. The Acetyl Chain includes the company’s Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the company’s Advanced Engineered Materials segment and the Consumer Specialties segment. For comparative purposes, the historical financial information included herein has been presented to reflect the Acetyl Chain and Materials Solutions subtotals. There has been no change to the composition of the company’s business segments.
Non-GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests ("NCI"). Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core may also be referred to by management as core income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items and amounts attributable to NCI. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and amounts attributable to NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company's consolidated ventures.

•	Net debt is defined by the Company as total debt less cash and cash equivalents, adjusted for amounts attributable to NCI.
Reconciliation of Non-US GAAP Financial Measures

Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 16, 2015 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(In $ millions, except share and per share data)
Net sales	1,450	1,559	1,705
Cost of sales	(1,069)	(1,165)	(1,327)
Gross profit	381	394	378
Selling, general and administrative expenses	(98)	(417)	(104)
Amortization of intangible assets	(3)	(4)	(6)
Research and development expenses	(20)	(18)	(22)
Other (charges) gains, net	(5)	(6)	(1)
Foreign exchange gain (loss), net	3	(1)	(1)
Gain (loss) on disposition of businesses and asset, net	(1)	(2)	(1)
Operating profit (loss)	257	(54)	243
Equity in net earnings (loss) of affiliates	48	53	40
Interest expense	(27)	(27)	(39)
Refinancing expense	—	(25)	—
Interest income	—	(4)	—
Dividend income - cost investments	28	29	29
Other income (expense), net	—	(3)	—
Earnings (loss) from continuing operations before tax	306	(31)	273
Income tax (provision) benefit	(72)	(52)	(78)
Earnings (loss) from continuing operations	234	(83)	195
Earnings (loss) from operation of discontinued operations	—	(3)	—
Income tax (provision) benefit from discontinued operations	—	1	—
Earnings (loss) from discontinued operations	—	(2)	—
Net earnings (loss)	234	(85)	195
Net (earnings) loss attributable to noncontrolling interests	2	1	1
Net earnings (loss) attributable to Celanese Corporation	236	(84)	196
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	236	(82)	196
Earnings (loss) from discontinued operations	—	(2)	—
Net earnings (loss)	236	(84)	196
Earnings (loss) per common share - basic
Continuing operations	1.54	(0.54)	1.25
Discontinued operations	—	(0.01)	—
Net earnings (loss) - basic	1.54	(0.55)	1.25
Earnings (loss) per common share - diluted
Continuing operations	1.53	(0.54)	1.25
Discontinued operations	—	(0.01)	—
Net earnings (loss) - diluted	1.53	(0.55)	1.25
Weighted average shares (in millions)
Basic	153.2	153.4	156.5
Diluted	153.9	153.4	156.8

Consolidated Balance Sheets - Unaudited

	As of March 31, 2015	As of December 31, 2014
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	851	780
Trade receivables - third party and affiliates, net	804	801
Non-trade receivables, net	208	241
Inventories	744	782
Deferred income taxes	15	29
Marketable securities, at fair value	29	32
Other assets	45	33
Total current assets	2,696	2,698
Investments in affiliates	804	876
Property, plant and equipment, net	3,685	3,733
Deferred income taxes	275	253
Other assets	343	377
Goodwill	700	749
Intangible assets, net	123	132
Total assets	8,626	8,818
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	128	137
Trade payables - third party and affiliates	664	757
Other liabilities	342	432
Deferred income taxes	6	7
Income taxes payable	55	5
Total current liabilities	1,195	1,338
Long-term debt	2,536	2,608
Deferred income taxes	130	141
Uncertain tax positions	162	159
Benefit obligations	1,144	1,211
Other liabilities	260	283
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(611)	(611)
Additional paid-in capital	105	103
Retained earnings	3,689	3,491
Accumulated other comprehensive income (loss), net	(322)	(165)
Total Celanese Corporation stockholders' equity	2,861	2,818
Noncontrolling interests	338	260
Total equity	3,199	3,078
Total liabilities and equity	8,626	8,818